EXHIBIT 10.2

CIMAREX ENERGY CO.
2002 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

Cimarex Energy Co., a Delaware corporation (the “Company”) granted an Option under the Cimarex Energy Co. 2002 Stock Incentive Plan, as amended and restated, effective March 3, 2003 and as further amended from time to time (the “Plan”) to purchase shares of Common Stock of the Company to the Option Holder named below.  Unless otherwise defined herein, all defined terms in this Notice of Grant (the “Notice of Grant”) and the Terms and Conditions of Stock Option Grant following this Notice of Grant (together, the “Agreement”) shall have the meaning set forth in the Plan.

A.  NOTICE OF GRANT

Option Holder:

Date of Grant:		Award number:

Number of shares:		Option Price per share:	$

Type of option	Nonqualified stock option

Expiration Date:

Vesting schedule:  Subject to the provisions of this Agreement, the Plan and Option Holder’s continuous employment (or other service) with the Company, the Option vests and becomes exercisable to purchase shares of Common Stock as set forth below:

Employment Vesting Date	Percentage of Shares That Vest	Number of Shares That Vest
, 2009	33 1/3%
, 2010	33 1/3%
, 2011	33 1/3%

By signature below, the Option Holder and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement.  The Option Holder has reviewed the Plan, a copy of which is attached, and agrees that the Plan will control in the event any provision in this Agreement is in conflict with the Plan.  The Option Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee (or its designee) upon any questions relating to the Plan or Agreement.

Option Holder	Cimarex Energy Co.

By:
F. H. Merelli, Chief Executive Officer
and President

Date:	Date:

B.  TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.                                       Grant of Option.  The Company grants to the Option Holder named in the Notice of Grant (the “Option Holder”) a Nonqualified stock option (the “Option”) to purchase the number of shares of Common Stock, at the exercise price per share set forth in the Notice of Grant (the “Option Price”), subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated by reference.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                       Option Term; Expiration Date.  The term of the Option is ten (10) years measured from the Date of Grant, unless sooner terminated under this Agreement or the Plan (the “Expiration Date”).

3.                                       Vesting.  The Option is only exercisable, in whole or in part, on or before the Expiration Date and then only with respect to the vested portion of the Option.

(a)                                  Except as otherwise provided in this Agreement and the Plan, the Option vests and becomes exercisable to purchase shares of Common Stock as set forth in the Notice of Grant.  Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in the Option Holder in accordance with any of the provisions of this Agreement, unless the Option Holder will have been an employee (or other service provider) of the Company, a Subsidiary or an Affiliated Entity continuously from the Date of Grant until the date such vesting occurs.

(b)                                 Upon the occurrence of one of the following events, the Option will become immediately and automatically vested:

(i)                                     A Change of Control Event under the conditions described in the Plan; or

(ii)                                  The death or Disability (as defined in the Plan) of the Option Holder.

4.                                       Termination of Employment – Option Exercise.  Except as otherwise set forth in this Agreement, the Option may be exercised upon termination of employment (or other service) on or before the Expiration Date as follows:

(a)                                  Upon the death or Disability of the Option Holder, the vested portion of the Option may be exercised by the Option Holder (or his or her personal representative in the case of death) during the remaining term of the Option, but in no event after the Expiration Date.

(b)                                 Upon termination of employment (or other service) of the Option Holder for any other reason other than Cause, the vested portion of the Option may be exercised by the Option Holder within three (3) months following the date of such termination, but in no event after the Expiration Date.

If the Option Holder’s employment (or other service) with the Company is terminated for Cause prior to the Expiration Date, the entire Option, whether or not vested, shall become void, shall be forfeited and shall terminate immediately upon the termination of employment (or other service) of the Option Holder.  For this purpose, Cause shall mean a conviction (or pleading nolo contendere) of a felony or termination of employment (or other service) due to a violation of the Company’s Code of Business Conduct and Ethics, as determined by the Committee (or its designee) in good faith (“Cause”).

5.                                       Exercising the Option.  The Option may be exercised on or before the Expiration Date in accordance with the Plan and the terms of this Agreement.  The Option may be exercised by delivery of a Notice of Exercise to the Company’s Corporate Secretary (or his or her designee) and full payment of the Option Price and satisfaction of applicable tax withholding (the “Date of Exercise”).  The Notice of Exercise must identify the Option being exercised, the number of shares of Common Stock to be purchased and include any other information, and be in the form required by the Committee (or its designee) from time to time (the “Notice of Exercise”).

6.                                       Method of Payment.  The Option Price for shares of Common Stock purchased upon the exercise of the Option shall be paid as follows:

(a)                                  in cash or by check, bank draft or money order payable to the order of the Company;

(b)                                 by delivering shares of Common Stock with a Fair Market Value on the date of payment equal to the amount of the Option Price, subject to such additional requirements determined by the Committee (or its designee);

(c)                                  payment through a transaction involving a licensed broker or dealer (acceptable to the Company) acting on behalf of the Option Holder to sell shares and deliver all or part of the sales proceeds to the Company in payment of the Option Price and applicable tax withholding, subject to such additional requirements determined by the Committee (or its designee);

(d)                                 payment of the exercise price and required tax withholding with shares of Common Stock acquired pursuant to the exercise (the Common Stock being valued at Fair Market Value on the date of exercise);

(e)                                  a combination of the foregoing; or

(f)                                    any other method of payment adopted by the Company in connection with the Plan and approved by the Committee prior to the time of exercise.

7.                                       Tax Withholding.  The issuance of Common Stock pursuant to the exercise of the Option is subject to the requirement that the Option Holder make appropriate arrangements with the Company to provide for the amount of additional income and other tax withholding applicable to the exercise of the Option.  Subject to any election procedures and other requirements determined by the Company, the Option Holder may pay the amount of taxes required by law to be withheld by directing the Company to withhold a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required tax withholding.

8.                                       Transferability.  The Option may not be transferred by the Option Holder except by will or pursuant to the laws of descent and distribution, nor may the Option be pledged, hypothecated or otherwise disposed of, by operation of law or otherwise.  The Option shall be exercised during the Option Holder’s life only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative and after the Option Holder’s death, only by those entitled to do so under his or her will or the applicable laws of descent and distribution.

9.                                       Rights as Stockholder.  The Option Holder or his or her successor shall have no rights as a stockholder with respect to the shares of Common Stock covered by this Option until the Option Holder or his or her successors become the holder of record of such shares.

10.                                 Miscellaneous.Adjustments.  Article IX of the Plan provides for certain adjustments to the number of shares of Common Stock covered by the Option, the Option Price and other changes in connection with a reorganization or other changes to the Common Stock.

(b)                                 Change of Control.  Section 10.4 of the Plan describes the actions that may be taken by the Committee with respect to the Option upon the occurrence of a Change of Control Event.

(c)                                  Restrictions on Common Stock.  Any shares of Common Stock acquired under the Option or otherwise by the Option Holder are subject to the Company’s Insider Trading Policy and may be subject to other restrictions on resale.  Any sale or other disposition of shares by the Option Holder must be made in compliance with the Company’s Insider Trading Policy, in effect from time to time, securities law and other applicable legal requirements.

(d)                                 Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future Options that may be awarded under the Plan by electronic means or request Option Holder’s consent to participate in the Plan by electronic means.  The Option Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(e)                                  Amendment or Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Option Holder expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can only be made in writing and signed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Option Holder, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with this Option.

(f)                                    Amendment or Termination of the Plan.  By accepting this Option, the Option Holder expressly warrants that he or she has received an Option under the Plan, and has received, read and is familiar with the terms of the Plan.  The Option Holder understands that the Plan is discretionary in nature and that it may be amended, suspended or terminated by the Company at any time.

(g)                                 Defined Terms.  Capitalized terms have the meaning set forth in the Plan or herein, as the case may be.

(h)                                 Compliance with Securities Laws.  This Agreement shall be subject to the requirement that if at any time counsel to the Company determines that the listing, registration or qualification of the shares of Common Stock subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of such shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee.  Nothing herein shall be deemed to require the Company to apply for, obtain, or keep current, any such listing, registration or qualification.

(i)                                     Construction; Severability.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(j)                                     Waiver.  Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

(k)                                  Binding Effect.  Subject to the limits on the transferability of the Option, this Agreement shall be binding upon and inure to the benefit of the Company and the Option Holder and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(l)                                     No Right to Continued Employment.  Nothing contained in this Agreement or the Plan shall be construed as giving the Option Holder any right to remain employed by (or provide other service to) the Company, any Subsidiary or any Affiliated Entity.  The Company reserves the right to terminate the employment (or other service) of the Option Holder at any time.

(m)                               Governing Law.  This Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Colorado except as superseded by applicable Federal law.

Attachments:

2002 Stock Incentive Plan
Plan Prospectus
Insider Trading Policy